Exhibit 99.1

VIASPACE CEO Presents Paper at Grove Fuel Cell Symposium

Monday October 10, 9:20 am ET

PASADENA, Calif., Oct. 10 /PRNewswire-FirstCall/ — VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, announced today that its CEO, Dr. Carl Kukkonen, presented a paper entitled “Direct Methanol Fuel Cells — Intellectual Property Issues and Fuel Cartridges” at the Ninth Grove Fuel Cell Symposium in London October 4-6, 2005. The paper was presented on behalf of VIASPACE subsidiary company Direct Methanol Fuel Cell Corporation (DMFCC).

The Grove Fuel Cell Symposium welcomed delegates and visitors from over 35 countries to the largest fuel cell event ever held in Europe and featured live demonstrations of fuel cells as well as an extensive conference program and large exhibition area.

DMFCC produces methanol fuel cartridges that provide the energy source for laptop computers and other portable electronic devices that will be powered by direct methanol fuel cells. DMFCC also has rights to the extensive intellectual property portfolio from Caltech and the University of Southern California on direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Direct methanol fuel cells are being developed for these applications by companies such as Samsung in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.

VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations at (888) 359-9558 or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

Source: VIASPACE Inc.